Exhibit 99.1

American Spectrum Realty -- Notice of Non-Compliance from NYSE MKT

HOUSTON--(BUSINESS WIRE)--November 14, 2014--American Spectrum Realty, Inc. (NYSE/MKT: AQQ) – a real estate investment management and leasing company – today announced that on November 10, 2014, the NYSE MKT LLC (the “Exchange”) responded to the Company’s filing of its 2013 Annual Report on Form 10-K (“Form 10-K”) and the plan of compliance which the Company submitted to the Exchange on September 18, 2014 to address deficiencies with respect to the Company’s stockholders’ equity and net losses.

On September 15, 2014, the Company received correspondence from the Exchange noting that the Company had made a reasonable demonstration of its ability to regain compliance with Section Sections 134 and 1101 of the NYSE MKT Company Guide (the “Company Guide”) and the Exchange agreed to grant the Company an additional extension until October 31, 2014 for the filing of its Form 10-K. The Exchange further agreed that if the Company complied with the October 31, 2014 deadline for filing of its Form 10-K, the Exchange would grant an extension to December 31, 2014 for the Company to file its Quarterly Reports on Form 10-Q for the fiscal quarters ended and ending March 31, June 30 and September 30, 2014 (“Forms 10-Q”).

In its correspondence of November 10, 2014 the Exchange acknowledged that the Company had resolved the continued listing deficiency with respect to Company Guide Sections 134 and 1101 in that the Company had filed its Form 10-K by the extended due date of October 31, 2014. The Exchange also reiterated that the Company is still required to file its Forms 10-Q no later than December 31, 2014, and informed the Company that its failure to do so will likely result in the Exchange initiating delisting proceedings.

In correspondence dated August 19, 2014, the Exchange noted that the Company was not in compliance with Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Company Guide due to reported losses from continuing operations and net losses in each of the past five fiscal years. On September 18, 2014, the Company submitted a plan of compliance to the Exchange which outlined the Company’s initiatives to bring the Company back into compliance with the requirements of Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Company Guide. Although the Exchange’s correspondence of November 10, 2014 reiterated the Company’s non-compliance, the Exchange further indicated that they had reviewed the Company’s plan of compliance and accepted the plan, granting a plan period through February 19, 2016 for the Company to regain compliance as outlined in its plan of compliance. The Exchange also stipulated that they be provided with quarterly updates concurrent with the Company’s interim/annual SEC filings. Additionally, if the Company is not in compliance with the continued listing standards by February 19, 2016, or if the Company does not make progress consistent with its plan of compliance, the Exchange will initiate delisting proceedings as appropriate.

The Exchange correspondence further acknowledged that the Company had resolved its deficiency referenced in the Exchange's letter of October 2, 2014 with respect to Company Guide Section 1003(f)(iv) since the Company had paid its outstanding listing fees.

Although there can be no assurances, the Company expects to regain full compliance with the continued listing standards by February 19, 2016.

ABOUT AMERICAN SPECTRUM REALTY, INC.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, interests in office, industrial, retail, self-storage, RV parks, retail, multi-family properties and undeveloped land throughout the United States. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company, manages and leases all properties owned by American Spectrum Realty, Inc. as well as for third-party clients, totaling 9 million square feet in multiple states. Website: www.asrmanagement.com

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
James Hurn, (713) 706-6200
General Counsel
jhurn@americanspectrum.com